EXHIBIT 99.1

NEWS RELEASE

Contact:	Cory Olson
Senior Vice President and Treasurer
(214) 303-3645

DEAN FOODS COMPANY REPORTS THIRD QUARTER 2004 RESULTS

Company Reports Third Quarter GAAP Diluted EPS of $0.25, Including $32.6 Million Pretax Write-Off
of Deferred Financing Costs

Third Quarter Adjusted Diluted Earnings Per Share Total $0.46

Company Reiterates Fourth Quarter 2004 Adjusted Diluted EPS Guidance of $0.63 to $0.66

Company Establishes $2.20 to $2.30 Adjusted Diluted EPS Target for 2005

     DALLAS, November 3, 2004 — Dean Foods Company (NYSE: DF) announced today that it earned $0.25 per diluted share for the quarter ended September 30, 2004. Net income in the third quarter declined 67% to $40.2 million, compared with $122.2 million in the third quarter of 2003, due in part to the write-off of $32.6 million ($21.2 million net of income tax) of deferred financing costs in conjunction with the refinancing of the company’s bank facility in August of this year and a non-recurring gain of $65.9 million ($40.3 million net of income tax) in the third quarter of 2003 related to the sale of the company’s frozen pre-whipped topping operations. Excluding those items and facility and restructuring costs, adjusted diluted earnings per share totaled $0.46, a decline of 12% compared to $0.52 reported in the third quarter of 2003. Adjusted net income totaled $74.3 million, an 11% decline from 2003.

     The following table provides a reconciliation of GAAP and adjusted diluted earnings per share for the third quarter of 2004 and 2003:

	2004	2003
GAAP diluted earnings per share	$0.25	$0.76
Adjustments (net of tax effect):
Facility closings and restructuring costs	0.08	0.01
Costs related to early extinguishment of debt	0.13	—
Gain on sale of frozen pre-whipped topping operations	—	(0.25)

Adjusted diluted earnings per share	$0.46	$0.52

     “As we indicated in September, our third quarter earnings were impacted by significant cost inflation and volatility as well as intense competition at the retail grocery level,” said Gregg Engles, chairman and chief executive officer. “Our Specialty Foods Group continues to face significant cost pressures and competitive challenges. Returning this business to its historical profitability levels continues to be one of our top priorities. Dairy Group operating margins continue to be negatively impacted by inflationary and competitive pressures. Despite margin pressure in our dairy business, we continue to grow our milk market share, with volumes up 2.6%, our largest increase in five years. Our Branded Products Group delivered solid volume, sales and profit growth, as the segment generated operating margins of close to 11% during the third quarter,” Engles said.

     Net sales for the third quarter totaled $2.8 billion, an increase of 20% over the third quarter of 2003, due primarily to increased selling prices resulting from the pass through of increases in raw milk costs and strong volume growth in the Branded Products Group. The Class I mover, which is an indicator of the price the company pays for raw milk, increased 35% in the third quarter compared with last year’s third quarter, and Class II butterfat prices increased 57% in the same period. The acquisitions of Horizon Organic and Ross Swiss Dairies in 2004 and Kohler Mix Specialties in October 2003 also contributed to sales growth.

     Consolidated operating income in the third quarter totaled $143.4 million, a 40% decline versus the $240.9 million reported in the third quarter of 2003. Consolidated operating income margins were 5.2% for the third quarter of 2004, down 527 basis points compared to 10.4% in the third quarter of 2003.

     Adjusted third quarter operating income declined 7% to $164.3 million compared to adjusted operating income of $177.1 million in the third quarter of 2003. Adjusted operating income margins were 5.9%, down 175 basis points compared to 7.7% in the third quarter of 2003.

     Long-term debt at September 30, 2004 was approximately $3.3 billion, including $135 million due within one year that is reported as a current liability. At the end of the quarter, approximately $758 million was available for future borrowings under the company’s senior credit facilities.

OUTLOOK FOR 2004 AND 2005

     The company announced that it is reiterating its fourth quarter adjusted earnings per share guidance of $0.63 to $0.66 per share and full year 2004 guidance of $2.02 to $2.05 per share on an adjusted basis.

     “As we move forward into 2005 we anticipate lower volatility in dairy commodity prices in the US and Spain, better results from our Specialty Foods Group segment as a result of exiting the nutritional drinks business, and continued strong sales and operating income growth from our Branded Products segment. Overall, although there are still significant inflationary headwinds for our businesses, I believe that we are well positioned to return to our historical growth rate in 2005 and anticipate adjusted earnings per share in the range of $2.20 to $2.30,” Engles said.

THIRD QUARTER SEGMENT RESULTS

     Dairy Group net sales for the third quarter rose 17% to $2.2 billion, from $1.9 billion in the third quarter of 2003. The sales increase was due to increased selling prices in response to higher raw milk and butterfat costs, strong growth in fluid dairy volumes and previously announced acquisitions. The Class I mover averaged $15.50 per hundred-weight in the third quarter of 2004, a 35% increase versus last year. Class II butterfat costs averaged $1.93 per pound in the third quarter, an increase of 57% over last year.

     Dairy Group segment operating income in the third quarter declined $16.8 million to $148.3 million and operating margins declined 200 basis points to 6.6% of sales, due to the negative impact of higher raw milk and butterfat prices and the sale of the pre-whipped topping operations in the third quarter of last year. Additionally, higher fuel, resin and energy costs impacted the Dairy Group’s results by approximately $11 million in the third quarter.

     The Branded Products Group’s net sales increased 73% in the third quarter to $303.2 million, driven by the acquisition of Horizon Organic and solid volume and sales growth across the branded portfolio. Silk, Horizon Organic, Land O’Lakes, and International Delight were particularly strong, posting double-digit sales and volume growth rates.

     Third quarter operating income for the Branded Products Group totaled $32.8 million, compared to a loss of $1.1 million in last year’s third quarter. Segment operating margins increased significantly to 10.8% in the third quarter of this year compared to a negative 0.6% margin in the third quarter of 2003.

     The Branded Products Group’s operating results improved primarily due to strong sales and volume growth trends across the segment’s product portfolio. More efficient brand spending and the expiration of the White Wave management incentive program in March of this year also contributed to the improved results.

     “We’re clearly seeing the benefits from the significant marketing investments that we made against the branded portfolio over the last several quarters. Our largest brands continue to have strong traction in the market, which is translating into a meaningful improvement in profitability,” Engles said.

     The Specialty Foods Group’s net sales in the third quarter totaled $162.8 million, a 1.8% decline compared with the third quarter of 2003. Segment operating income was $10.3 million, a decline of $16.1 million compared to last year, and segment operating income margins declined to 6.3% from 16.0% in 2003. Operating performance was negatively affected by a significant decrease in nutritional drinks volumes; the write-off of certain nutritional drinks inventory and accounts receivable; high commodity, packaging and transportation costs; weak pickle demand and a late Midwest crop harvest resulting from the unseasonably cool summer weather.

RESULTS FOR NINE MONTHS ENDED SEPTEMBER 30, 2004

     The company’s net sales increased 20% to $8.0 billion for the nine months ended September 30, 2004, compared with $6.7 billion during the first nine months of 2003. The increase was due primarily to higher raw material costs that were passed on to customers in the form of higher selling prices, strong volume growth in the Branded Products Group and the acquisitions of Horizon Organic, Ross Swiss Dairies, Melody Farms and Kohler Mix Specialties. Net income totaled $186.5 million, compared with $269.2 million in 2003. Diluted earnings per share for the nine months ended September 30, 2004 totaled $1.15, compared with $1.73 in the first nine months of 2003.

     On an adjusted basis (as defined below), net income for the nine months totaled $225.3 million, a decline of 2% over $231.0 million last year. Adjusted diluted earnings per share for the first nine months of 2004 totaled $1.38 compared with $1.50 in the first nine months of 2003.

     The company reported operating income for the nine months ended September 30, 2004 of $464.8 million versus $582.3 million in 2003. Adjusted operating income for the first nine months of 2004 totaled $493.3 million, a decline of 5% versus $519.9 million last year. Adjusted operating income margins for the first nine months of 2004 were 6.1%, a decline of 165 basis points versus the prior year.

RECENT DEVELOPMENTS

•	The company refinanced its bank credit facility in August of this year. The new financing is comprised of a $1.5 billion revolving credit facility and a $1.5 billion term loan. Maturities for both facilities were set at five years and current borrowing spreads were reduced by approximately 50 basis points. The company recorded a $32.6 million non-cash charge ($21.2 million net of income tax) in the third quarter of 2004 to write off deferred financing fees related to the previous financing.

•	Since July 1, 2004, the company has repurchased approximately 9.16 million shares of its common stock in the open market at an average price of $31.84. The company today announced that its Board of Directors has approved a $100 million increase to the company’s share repurchase program bringing the total available authorization to approximately $118 million.

•	In September, the company announced its intention to exit the nutritional drinks business and close the Specialty Foods facility in Benton Harbor, Michigan where the nutritional drinks are produced. The company recorded a $9.3 million restructuring charge in the third quarter in conjunction with the facility closure.

•	The company announced that Jim Greisinger, retired President of the company’s Specialty Foods Group, has returned as President of the Specialty Foods segment.

“Jim has over 40 years of industry experience in the pickle and specialty foods industries and I believe that he will be instrumental in returning this segment to its historical profitability levels,” Engles said.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

     For the quarter ended September 30, 2004, the adjusted results reported above differ from the company’s results under GAAP by excluding the following facility closing, reorganization, and non-recurring charges:

a)	$32.6 million non-cash charge ($21.2 million net of income tax) representing unamortized deferred financing costs related to the company’s previous credit facility that was written off in conjunction with the refinancing of the company’s credit facility in August 2004, and

b)	$20.9 million charge ($12.9 million net of income tax) related to the closing of the Specialty Foods Group’s Benton Harbor, MI, facility and exiting the nutritional drinks business, the consolidation of the Branded Products Group segment, the closing of Dairy Group facilities in Madison, WI, Westwego, LA, Pocatello, ID, the closing of a Dairy Group ice cream warehouse in Akron, OH, and other previously announced Dairy Group facility closings.

     For the quarter ended September 30, 2003, the adjusted results reported above differ from the company’s results under GAAP by excluding a non-recurring gain of $65.9 million ($40.3 million net of income tax) related to the sale of the company’s frozen pre-whipped topping operations, and by excluding a $2.1 million charge ($1.3 million net of income tax) related primarily to moving the company’s former Morningstar subsidiary’s facilities into the Dairy Group and closing a distribution facility in the Northeast region of the Dairy Group, as well as re-organization costs in the Midwest region of the Dairy Group.

     For the nine months ended September 30, 2004, the adjusted results reported above differ from the company’s results under GAAP by excluding the following facility closing, reorganization, and non-recurring charges:

a)	$32.6 million non-cash charge ($21.2 million net of income tax) representing unamortized deferred financing costs related to the company’s previous credit facility that was written off in conjunction with the refinancing of the company’s credit facility in August 2004, and

b)	$28.6 million net restructuring charge ($17.6 million net of income tax) related to facility closings in Benton Harbor, Westwego, Pocatello, Madison, South Gate, San Leandro, and Wilkesboro, charges related to exiting the nutritional drinks business, charges related to the consolidation of the Branded Products Group segment, a charge related to closing of a Dairy Group ice cream warehouse in Akron, OH, and other previously announced Dairy Group facility closings, partly offset by a gain on the sale of a facility closed in Hawaii in 2003.

     For the nine months ended September 30, 2003, the adjusted results reported above differ from the company’s results under GAAP by excluding a non-recurring gain of $65.9 million ($40.3 million net of income tax) related to the sale of the company’s frozen pre-whipped topping operations, and several facility closing and reorganization charges totaling $3.5 million ($2.1 million net of income tax).

     The adjusted earnings information contained in this press release are non-GAAP financial measures that eliminate the net expense or net gain related to the items identified above. These numbers are provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as the company’s management. Because the company cannot predict the timing and amount of charges associated with facility closings and restructurings or non-recurring items associated with the company’s operations, management does not consider facility closing or restructuring costs when evaluating the company’s performance, when making decisions regarding the allocation of resources, or in determining incentive compensation for management. Facility closing and restructuring costs are not recorded in any of the company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three-month and nine-month periods ended September 30, 2004 calculated according to GAAP and on an adjusted basis is attached. Additionally, the company’s earnings guidance for 2004 excludes any potential non-recurring or one-time gains and losses and facility closing and restructuring charges.

CONFERENCE CALL WEBCAST

     A webcast to discuss the company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the company site at www.deanfoods.com.

ABOUT DEAN FOODS

     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with an extensive refrigerated direct-store-delivery network. Through its White Wave and Horizon Organic subsidiaries, Dean Foods Company is also the nation’s leading manufacturer of soymilk, organic milk and other branded organic foods. The company’s Specialty Foods Group is a leading manufacturer of pickles and other specialty food products. Dean Foods Company and its subsidiaries operate approximately 120 plants in 36 U.S. states, Spain and the United Kingdom, and employ approximately 29,000 people.

     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the company’s projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the company’s products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

(Tables to follow)

# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales	$2,772,495	$2,306,848	$2,772,495	$2,306,848
Cost of sales	2,127,682	1,713,311	2,127,682	1,713,311

Gross profit	644,813	593,537	644,813	593,537
Operating costs and expenses	480,524	416,430	480,524	416,430
Facility closings and reorganization costs, net	20,919	2,118
Gain on sale of operations		(65,892)

Operating income	143,370	240,881	164,289	177,107
Interest expense	43,190	45,806	43,190	45,806
Costs related to early extinguishment of debt	32,613
Other (income) expense	397	(1,845)	397	(1,845)

Income before income taxes	67,170	196,920	120,702	133,146
Income taxes	26,978	74,758	46,383	50,014

Net income	$40,192	$122,162	$74,319	$83,132

Basic earnings per share:
Net income	$0.26	$0.79	$0.48	$0.54

Basic average common shares (000’s)	155,921	155,090	155,921	155,090
Diluted earnings per share:
Net income	$0.25	$0.76	$0.46	$0.52

Diluted average common shares (000’s)	162,101	161,089	162,101	161,089

[A] Adjusted results differ from results reported under GAAP by excluding income and expense related to facility closings, reorganizations, the sale of operations and the early extinguishment of debt. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [B]
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales	$8,031,210	$6,674,298	$8,031,210	$6,674,298
Cost of sales	6,135,754	4,908,375	6,135,754	4,908,375

Gross profit	1,895,456	1,765,923	1,895,456	1,765,923
Operating costs and expenses	1,402,168	1,246,033	1,402,168	1,246,033
Facility closings and reorganization costs, net	28,625	3,453
Gain on sale of operations	(122)	(65,892)

Operating income	464,785	582,329	493,288	519,890
Interest expense	129,770	137,018	129,770	137,018
Costs related to early extinguishment of debt	32,613
Financing charges on preferred securities		14,164		14,164
Other income	(1,164)	(2,795)	(1,164)	(2,795)

Income before income taxes	303,566	433,942	364,682	371,503
Income taxes	117,061	164,782	139,408	140,546

Net income	$186,505	$269,160	$225,274	$230,957

Basic earnings per share:
Net income	$1.19	$1.90	$1.44	$1.63

Basic average common shares (000’s)	156,450	141,709	156,450	141,709
Diluted earnings per share:
Net income	$1.15	$1.73	$1.38	$1.50

Diluted average common shares (000’s)	162,793	160,404	162,793	160,404

[B] Adjusted results differ from results reported under GAAP by excluding income and expense related to facility closings, reorganizations, the sale of operations and the early extinguishment of debt. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY

Earnings per Share Summary and Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
GAAP diluted earnings per share	$0.25	$0.76	$1.15	$1.73
Adjustments:
Facility closings and reorganization costs, net	0.08	0.01	0.10	0.02
Costs related to early extinguishment of debt	0.13		0.13
Gain on sale of operations		(0.25)		(0.25)

Adjusted diluted earnings per share	$0.46	$0.52	$1.38	$1.50

Segment Information
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales
Dairy Group	$2,229,578	$1,907,393	$6,448,745	$5,487,991
Branded Products Group	303,166	174,985	854,075	500,907
Specialty Foods Group	162,788	165,748	502,439	504,362
Corporate / Other	76,963	58,722	225,951	181,038

Total	$2,772,495	$2,306,848	$8,031,210	$6,674,298

Segment operating income (loss)
Dairy Group	$148,263	$165,062	$440,979	$479,165
Branded Products Group	32,798	(1,120)	66,356	10,480
Specialty Foods Group	10,335	26,462	49,473	76,237
Corporate / Other	(27,107)	(13,297)	(63,520)	(45,992)

Subtotal	164,289	177,107	493,288	519,890
Facility closings and reorganization costs, net	(20,919)	(2,118)	(28,625)	(3,453)
Gain on sale of operations		65,892	122	65,892

Total operating income	$143,370	$240,881	$464,785	$582,329

DEAN FOODS COMPANY

Condensed Balance Sheet
(Dollars in Thousands)

	September 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$11,696	$47,143
Other current assets	1,584,192	1,353,738

Total current assets	1,595,888	1,400,881
Property, plant & equipment	1,895,550	1,773,555
Intangibles & other assets	4,137,770	3,818,100

Total Assets	$7,629,208	$6,992,536

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$1,077,047	$1,170,393
Long-term debt	3,191,700	2,611,356
Other long-term liabilities	776,031	667,974
Stockholders’ equity:
Common stock	1,503	1,550
Additional paid-in capital	1,341,283	1,498,025
Retained earnings	1,260,763	1,074,258
Other comprehensive income	(19,119)	(31,020)

Total stockholders’ equity	2,584,430	2,542,813

Total Liabilities and Stockholders’ Equity	$7,629,208	$6,992,536

DEAN FOODS COMPANY

Condensed Statement of Cash Flows
(Dollars in Thousands)

	Nine Months Ended September 30,
	2004	2003
Operating Activities
Net income	$186,505	$269,160
Depreciation and amortization	166,458	142,137
Deferred income taxes	125,091	103,071
Write-off of deferred financing costs	32,613
Gain on sale of operations		(65,892)
Tax savings on equity compensation	17,548	22,681
Write-down of impaired assets	12,777	1,897
Changes in current assets and liabilities	(272,096)	(129,124)
Other	(919)	(5,804)

Net cash provided by operations	267,977	338,126
Investing Activities
Net additions to property, plant and equipment	(264,905)	(199,462)
Cash outflows for acquisitions	(366,990)	(61,092)
Net proceeds from divestitures		89,950
Proceeds from disposal of fixed assets	8,986	9,889

Net cash used in investing activities	(622,909)	(160,715)
Financing Activities
Proceeds from the issuance of debt	1,731,695	175,136
Repayment of debt	(1,207,929)	(301,091)
Issuance of common stock, net of expenses	62,371	81,979
Redemption of common stock	(257,343)	(152,472)
Other	(9,309)	(6,879)

Net cash provided (used) in financing activities	319,485	(203,327)
Decrease in cash and cash equivalents	(35,447)	(25,916)
Beginning cash balance	47,143	45,896

Ending cash balance	$11,696	$19,980